Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated October 9, 2020 (except for Notes 2 and 6, in the previously filed 2019 financial statements, which are not presented herein, as to which the date is February 25, 2021), with respect to the December 31, 2019 consolidated financial statements of Coinbase Global, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2021, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement.

/s/ Grant Thornton LLP
New York, New York
February 24, 2022